UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

Western Capital Resources, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150, Omaha, NE 68137

(Address of principal executive offices) (Zip Code)

(402) 551-8888

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Reverse Stock Split

Western Capital Resources, Inc. anticipates effecting a reverse stock split on 1-for-20 basis after the close of trading on Friday, June 20, 2014. In such a case, Western Capital common stock will begin trading on a split-adjusted basis upon the opening of trading on Monday, June 23, 2014.

Earlier this month, the Board of Directors of Western Capital approved the reverse stock split. When the reverse stock split becomes effective, every 20 shares of issued Western Capital common stock will be automatically combined into one share of common stock. This will reduce the number of issued and outstanding shares of Western Capital common stock to approximately 3.0 million shares. The reverse stock split will similarly reduce by a factor of 20 the authorized number of shares of capital stock that the Company may issue.

Upon effectiveness of the reverse stock split, the common stock will trade under a new CUSIP number (957881 20 4). Corporate Stock Transfer will act as the company’s exchange agent in connection with the reverse stock split, and stockholders of record will receive the notices, forms and instructions regarding the exchange of their pre-split shares for post-split shares either directly from Corporate Stock Transfer or through or from their broker. The company anticipates that no fractional shares will be issued in connection with the reverse stock split, and that stockholders who would otherwise be entitled to receive a fractional share of common stock will be entitled to receive a cash payment in lieu thereof.

Acquisition Opportunities

Western Capital also announced that it is actively seeking opportunities to acquire businesses that may augment or may be complementary to its current payday lending and Cricket sales business. As of the date of this report, however, the company has not entered into any binding commitments to acquire any other business or businesses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Capital Resources, Inc.

Date: June 13, 2014	By:	/s/ John Quandahl
John Quandahl
Chief Executive Officer